As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSX CORPORATION

(Exact name of registrant as specified in its charter)

COMMONWEALTH OF VIRGINIA	62-1051971
(State or other jurisdiction	(I.R.S. Employer Identification Number)
of incorporation or organization)

500 WATER STREET	32202
JACKSONVILLE, FLORIDA	(Zip Code)
(Address of Principal Executive Offices)

2002 DEFERRED COMPENSATION PLAN OF

CSX CORPORATION AND AFFILIATED COMPANIES

(Full title of the Plan)

ELLEN M. FITZSIMMONS, ESQ.

SENIOR VICE PRESIDENT-LAW,

GENERAL COUNSEL AND CORPORATE SECRETARY

CSX CORPORATION

500 WATER STREET

JACKSONVILLE, FLORIDA 32202

(Name and address of agent for service)

(904) 359-3200

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Deferred Compensation Obligations (1)(2)	$30,000,000	(3)	100% (3)	$30,000,000	(3)	$2,427.00

Common Stock, par value $1.00 per share	23,000 shares	(4)(5)	$33.41 (6)	$768,315	(6)	$62.16

Total	—		—	$30,768,315		$2,489.16

(1)	The Deferred Compensation Obligations include general unsecured obligations of CSX Corporation to pay up to $30,000,000 of deferred compensation from time to time in the future in accordance with the terms of the 2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies (the “Plan”).

(2)	The Company is also registering Deferred Compensation Obligations with respect to the Company’s general unsecured obligations to deliver from time to time in the future shares of CSX Corporation Common Stock issuable pursuant to equity compensation awards under which the delivery of shares of Common Stock has been deferred at the election of the participating employee pursuant to the terms of the Plan. The equity compensation awards are granted under the CSX Corporation Omnibus Incentive Plan, 1990 Stock Award Plan, 1987 Long-Term Performance Stock Plan or other CSX stock incentive plans (collectively, the “CSX Stock Incentive Plans”). Any value associated with such Deferred Compensation Obligations is reflected in the value of the shares of Common Stock, and the registration fee with respect to those shares has been, or will be, paid in connection with the Company’s Registration Statements on Form S-8, including any post-effective amendments thereto, for the CSX Corporation Stock Incentive Plans (including without limitation Reg. Nos. 33-16230, 33-57029, 333-73429, 33-37449 and 333-43382).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(4)	Represents shares of Common Stock, other than the shares of Common Stock referred to in Note 2 above, that may be delivered from time to time in the future in accordance with the terms of the Plan.

(5)	Pursuant to Rule 416(a) under the Securities Act, also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(6)	In accordance with Rule 457, calculated based on the average of the high and low prices for the Common Stock reported in the consolidated reporting system of the New York Stock Exchange on November 18, 2003.

INTRODUCTION

This Registration Statement on Form S-8 is filed by CSX Corporation, a Virginia corporation (“CSX,” the “Company” or the “Registrant”), relating to

A.	Deferred Compensation Obligations (the “Deferred Compensation Obligations”), which consist of general unsecured obligations of the Company to (i) pay up to $30,000,000 of deferred compensation from time to time in the future to eligible employees of the Company and designated subsidiaries of the Company under the 2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies (the “Plan”) and (ii) deliver from time to time in the future shares of its Common Stock, par value $1.00 per share (“Common Stock”), issuable to eligible employees of the Company and designated subsidiaries of the Company pursuant to equity compensation awards (granted under the CSX Corporation Omnibus Incentive Plan, 1990 Stock Award Plan, 1987 Long-Term Performance Stock Plan or other CSX stock incentive plans (collectively, the “CSX Stock Incentive Plans”)) the delivery of which shares of Common Stock has been deferred at the election of the employee pursuant to the terms of the Plan; and

B.	23,000 shares of Company Common Stock that may be delivered to eligible employees of the Company and designated subsidiaries of the Company from time to time in accordance with the terms of the Plan.

Part I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company (File No. 001-08022) with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002.

(b)	The Company’s Quarterly Reports on Form 10-Q and 10-Q/A for the fiscal quarters ended March 28, 2003, June 27, 2003 and September 26, 2003, and Current Reports on Form 8-K filed with the SEC on January 31, 2003, February 6, 2003, April 30, 2003, June 5, 2003, June 27, 2003, August 1, 2003, October 2, 2003, October 10, 2003, October 27, 2003 (excluding the information furnished under Item 9 therein, which is not incorporated by reference into this Registration Statement), November 10, 2003 and November 14, 2003.

(c)	The description of the Common Stock, contained in the Company’s Registration Statement on Form 8-B filed with the SEC on September 25, 1980 under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

Each document or report subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

The Common Stock of the Company is registered under Section 12 of the Exchange Act.

This Registration Statement covers, among other things, the Deferred Compensation Obligations to be offered to eligible employees of the Company and affiliated companies. The following is a summary of the Plan as it relates to the Deferred Compensation Obligations. The Deferred Compensation Obligations consist of general unsecured obligations of the Company to:

A.	pay deferred compensation from time to time in the future in accordance with the terms of the Plan from the general assets of the Company; and

B.	deliver from time to time in the future shares of its Common Stock issuable to eligible employees of the Company and affiliated companies pursuant to equity compensation awards, including but not limited to performance shares, nonqualified stock options, incentive stock options, restricted stock and stock appreciation rights, granted under one of the CSX Stock Incentive Plans, the delivery of which shares of Common Stock has been deferred at the election of the employee pursuant to the terms of the Plan.

For a more detailed description of the Plan we refer you to a copy of the Plan, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The amount of compensation deferred by each member (“Member”) in the Plan is determined in accordance with the Plan based upon elections by each Member. Obligations in an amount equal to each Member’s deferral account under the Plan (consisting of deferred salary and bonus amounts, Company Common Stock issuable pursuant to equity compensation awards granted under one of the CSX Stock Incentive Plans, including but not limited to performance shares, nonqualified stock options, incentive stock options, restricted stock and stock appreciation rights, and gains or losses associated therewith) will be payable in accordance with the Member’s deferral election and the terms of the Plan in a lump-sum distribution or in installments. Hardship distributions are also permitted. The Company may also make contributions to a Member’s Account in accordance with the Plan.

To the extent the administrator of the Plan has designated more than one investment fund, Members may choose their investment fund. The investment funds may be changed or others added as determined by the Plan administrator. However, any compensation payable in Company Common Stock issued pursuant to an equity compensation grant under a CSX Stock Incentive Plan, and gains or losses associated therewith, deferred under the Plan will be credited to the Member’s Executive Stock Account and may not be reallocated to any of the other investment funds. Amounts held in the Executive Stock Account will be paid to the Members in the form of Company Common Stock. Amounts deferred under the Plan that do not represent deferred compensation payable in Company Common Stock are payable in cash.

The administrator of the Plan may, in its sole discretion, amend the Plan on 30 days prior notice to the Members, except that no such amendment shall, without the prior written consent of the Members, adversely affect any such Member’s interest in the Plan. In addition, the administrator may, in its sole discretion, terminate the Plan at any time. The Deferred Compensation Obligations are not convertible into any other security of the Company except that amounts deferred under the Plan into an Executive Stock Account will be distributed in shares of Company Common Stock. The right of any Member to receive future cash payments or delivery of shares of Common Stock under the provisions of the Plan shall be a contractual obligation of the Company, but shall be subject to the claims of the creditors of the Company in the event of the Company’s insolvency or bankruptcy.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his or her conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

Article VII of the Company’s Amended and Restated Articles of Incorporation provides for mandatory indemnification of any director or officer of the Company who is, was or is threatened to be made a party to any proceeding (including any proceeding by or on behalf of the Company) by reason of the fact that he or she is or was a director or officer of the Company against all liabilities and reasonable expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of the criminal law.

The Company’s Amended and Restated Articles of Incorporation also provide that in every instance permitted under Virginia corporate law in effect from time to time, the liability of a director or officer of the Company to the Company or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

The Company maintains standard policies of officers’ and directors’ liability insurance.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits is filed herewith:

Exhibit No.

4.1	2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to its Registration Statement on Form 8-A/A (File No. 001-8022) filed with the SEC on October 10, 2003)

4.3	Bylaws of the Company, amended as of May 7, 2003 (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the fiscal quarter ended June 27, 2003 (File No. 001-08022) filed with the SEC on July 30, 2003)

5.1	Opinion and Consent of Ellen M. Fitzsimmons, Senior Vice President—Law, General Counsel and Corporate Secretary of the Company, as to the validity of the Deferred Compensation Obligations and shares of Common Stock registered hereby

23.1	Consent of Ellen M. Fitzsimmons, Senior Vice President—Law, General Counsel and Corporate Secretary of the Company included in the opinion filed as Exhibit 5.1 hereto

23.2	Consent of Ernst & Young LLP, independent auditors

23.3	Consent of Ernst & Young LLP and KPMG LLP, independent auditors

24.1	Powers of Attorney

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 19, 2003.

CSX CORPORATION

By:	/s/ DAVID A. BOOR

David A. Boor Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 19, 2003.

Signature	Title

/s/ MICHAEL J. WARD* Michael J. Ward	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ OSCAR MUNOZ* Oscar Munoz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ CAROLYN T. SIZEMORE* Carolyn T. Sizemore	Vice President and Controller (Principal Accounting Officer)

/s/ ELIZABETH E. BAILEY* Elizabeth E. Bailey	Director

/s/ ROBERT L. BURRUS, JR.* Robert L. Burrus, Jr.	Director

/s/ BRUCE C. GOTTWALD* Bruce C. Gottwald	Director

/s/ EDWARD J. KELLY, III* Edward J. Kelly, III	Director

/s/ ROBERT D. KUNISCH* Robert D. Kunisch	Director

/s/ SOUTHWOOD J. MORCOTT* Southwood J. Morcott	Director

/s/ DAVID M. RATCLIFFE* David M. Ratcliffe	Director

/s/ CHARLES E. RICE* Charles E. Rice	Director

/s/ WILLIAM C. RICHARDSON* William C. Richardson	Director

/s/ FRANK S. ROYAL* Frank S. Royal	Director

/s/ DONALD J. SHEPARD* Donald J. Shepard	Director

*By	/s/ RACHEL E. GEIERSBACH

Rachel E. Geiersbach Attorney-in-Fact

Exhibit Index

The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.
4.1	2002 Deferred Compensation Plan of CSX Corporation and Affiliated Companies

4.2	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 2 to its Registration Statement on Form 8-A/A (File No. 001-8022) filed with the SEC on October 10, 2003)

4.3	Bylaws of the Company, amended as of May 7, 2003 (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the fiscal quarter ended June 27, 2003 (File No. 001-08022) filed with the SEC on July 30, 2003)

5.1	Opinion and Consent of Ellen M. Fitzsimmons, Senior Vice President—Law, General Counsel and Corporate Secretary of the Company, as to the validity of the Deferred Compensation Obligations and shares of Common Stock registered hereby

23.1	Consent of Ellen M. Fitzsimmons, Senior Vice President—Law, General Counsel and Corporate Secretary of the Company included in the opinion filed as Exhibit 5.1 hereto

23.2	Consent of Ernst & Young LLP, independent auditors

23.3	Consent of Ernst & Young LLP and KPMG LLP, independent auditors

24.1	Powers of Attorney